UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 1, 2010

CDEX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49845	52-2336836
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4555 South Palo Verde, Suite 123 Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 745-5172
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 30, 2010, the CDEX INC. (“Company”) (www.cdexinc.com) announces that its Board of Directors appointed as members Messrs. Jeff Brumfield, Frank Wren, Brain Jenkins, Thomas Payne and Robert H. Foglesong to the CDEX Board of Directors, effective August 30, 2010.

Jeff Brumfield has been self employed running various businesses since 1982. Mr. Brumfield currently owns and operates Access One Real Estate and Mortgage as the Broker of record.  Mr. Brumfield has owned and operated retail operations in the high end men’s fashion industry for roughly eight years with overall retail experience of around ten years.  Mr. Brumfield has been in the real estate industry since 1991 where he has owned and operated a full service real estate and mortgage firm. Mr. Brumfield has owned a real estate development firm, a construction company that built custom and spec homes, as well as skate parks. Mr. Brumfield has been on the Board of directors for the Boys and Girls Clubs of the greater San Diego area, and has received many philanthropic awards in connection with the Boys and Girls club. Mr. Brumfield has been an investor in CDEX since 2004.  “The primary skills that I believe I bring to the Company are leadership and management skills, running a tight ship with a focus on keeping the monthly expenditures to a minimum, and sales and marketing,” said Brumfield. “I am committed to turning this company around, and with the hand-picked Board of Directors, the senior science team led by Dr. Wade Poteet reengaged in the Company and some new direction that will be announced later, I am very enthused about the future of CDEX INC.”

The 2010 season marks Frank Wren’s 11th with the Atlanta Braves and his third as the Club’s executive Vice President and General Manager. He was named to his current post on October 11, 2007. Mr. Wren started his professional baseball career as a center fielder in Montreal’s minor league system in 1977. He reached the Double-A level before retiring in 1982 and coached in the Expos’ system from 1981 to 1984.  Mr. Wren serves on the board of Landmark Christian Schools and he has co-hosted the Southwest Christian Hospice – Jim Beauchamp Memorial Golf Tournament since 2008. Mr. Wren is also a board member of the Foundation of Molecular Medicine, which helps fund research in Mitochondrial diseases. Mr. Wren was inducted into the Northeast High School Athletic Hall of Fame in January 2009 and the Lakota High School Hall of Fame in March 2009.

Brian Michael Jenkins is a Senior Advisor to the President at the RAND Corporation, is the author of Will Terrorists Go Nuclear (2008, Prometheus Books) and of several RAND monographs, including Unconquerable Nation: Knowing Our Enemy, Strengthening Ourselves (2006) and two 2002 reports on al Qaeda. He formerly served as chair of the Political Science Department at RAND. Mr. Jenkins was Commissioned in the infantry, and became a paratrooper and a captain in the Green Berets. He is a decorated combat veteran, having served in the Seventh Special Forces Group in the Dominican Republic and with the Fifth Special Forces Group in Vietnam. He returned to Vietnam as a member of the Long Range Planning Task Group and received the Department of the Army's highest award for his service. In 1996, President Clinton appointed Jenkins to the White House Commission on Aviation Safety and Security. From 1999 to 2000, he served as advisor to the National Commission on Terrorism and in 2000 was appointed to the U.S. Comptroller General's Advisory Board. He is a research associate at the Mineta Transportation Institute, where he directs the continuing research on protecting surface transportation against terrorist attacks. Jenkins has a B.A. in fine arts and an M.A. in history, both from the University of California, Los Angeles. He studied at the University of Guanajuato in Mexico and in the Department of Humanities at the University of San Carlos in Guatemala, where he was a Fulbright Fellow and recipient of a second fellowship from the Organization of American States.

Thomas K. Payne is the owner of Thomas K. Payne Petroleum, Inc. Mr. Payne has been an Independent Oil Producer continuously since 1980, active in drilling and operating wells. In 1996 Mr. Payne started, owned and operated an Internet Service Provider (“ISP”) named The DOOR until 2004, when it was sold to Valor Telecom. At the time of sale The DOOR was one of the largest wireless ISP’s in the country. Mr. Payne is active in real estate and vertical real estate investments. Mr. Payne graduated in 1980 with a degree in Business Finance from Texas Tech University.

Robert H. “Doc” Foglesong is the President and Executive Director of the Appalachian Leadership and Education Foundation, a non-profit whose mission is to identify, mentor, and enable young men and women from Appalachia who are academically agile, have demonstrated leadership qualities, and are financially challenged to become the next “greatest generation” of leaders for our Nation.  Prior to this endeavor, Foglesong was President of Mississippi State University and a four star general in the United States Air Force.  He has accumulated over 35 years of public service running large, diverse organizations around the globe.  Foglesong has a PhD in Chemical Engineering, numerous publications, many military and civilian awards and is active on a variety of public and private Boards of Directors and committees of those Boards.

Also effective August 30, 2010, Messrs. Carmen Conicelli, Donald Strickland, Gregory Firmbach and George Dials resigned their positions from the CDEX Board of Directors. Additionally, Mr. Strickland resigned from his position as CDEX’ Chief Executive Officer and Mr. Firmbach resigned from his position as CDEX’ President.

Additionally, the Board of Directors elected Jeff Brumfield as the Chairman of the Board and Chief Executive Officer.

The Director Compensation Plan was approved by the Board on August 30, 2010 and is filed as Exhibit 99.1 to the Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits.

(d) EXHIBITS

Exhibit No.	Exhibit Description

99.1	BOARD OF DIRECTORS 2010 COMPENSATION PLAN

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDEX INC.

Date: September 1, 2010	By:	/s/ Stephen McCommon
Stephen McCommon, CFO